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                                                                     Exhibit 4.2



                  STOCK RESTRICTION AND REGISTRATION AGREEMENT
                  --------------------------------------------


     THIS STOCK RESTRICTION AGREEMENT dated as of October 15, 2001, is by and among Sonic Foundry, Inc., a Maryland corporation (the "Buyer") and Zero Stage Capital VI Limited Partnership ("Zero Stage"), Saturn Capital, Inc. ("Saturn"), and Saturn Partners Limited Partnership ("Saturn Partners") (collectively, "New Stockholders").

     WHEREAS, the Buyer, MediaSite Acquisition, Inc., a Maryland corporation ("Acquisition") which is a wholly owned subsidiary of Buyer, and MediaSite, Inc., a Pennsylvania corporation (the "Company") are parties to an Asset Purchase Agreement and Plan of Asset Transfer and Reorganization dated as of the date hereof (the "Purchase Agreement") pursuant to which Acquisition will acquire substantially all of the assets and liabilities of the Company; and

     WHEREAS, the parties desire to provide for certain restrictions and other matters relating to the shares to be issued to the New Stockholders following a distribution by the Company to its shareholders (the "Shares");

     NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I
                                    ---------

                                TERM OF AGREEMENT
                                -----------------

     Term of Agreement. This Agreement and the rights and obligations of the parties under this Agreement, shall terminate on the earliest to occur of the following: (a) one year following the closing of the Purchase Agreement (the "Closing"), or (b) immediately prior to the consummation of (i) the sale of all, or substantially all, of the Buyer's assets or capital stock either through a direct sale or merger, consolidation, reorganization or any other form of business combination or acquisition in which the Buyer is the target of such acquisition, or (ii) the sale of 50% or more of the Buyer's capital stock pursuant to a "change in control" of the Buyer, provided, however, that the New Stockholders shall at all times comply with all applicable requirements of federal and state securities law, including Rule 144, with respect to the sale of the Shares.


                                   ARTICLE II
                                   ----------

                               LOCK-UP PROVISIONS
                               ------------------

     Section 2.1 Lock-up Provisions. The New Stockholders hereby agree that, without the prior written consent of Buyer, they will not (1) offer, pledge, sell, contract to sell, sell any


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option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Restricted Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Shares.

     Section 2.2 Definition of Restricted Shares. Restricted Shares of each New Stockholder shall mean all Shares acquired by each New Stockholder at the Closing, provided, however, that the amount of Shares deemed "Restricted Shares" with respect to each New Stockholder shall decrease with time according to the schedule set forth below:


          -------------------------------------------------------------------------------------------------
          Time Period                                       Amount of Restricted Shares
          -----------                                       ---------------------------
          -------------------------------------------------------------------------------------------------
          Until 3 months following Closing                  All Shares acquired by each New Stockholder
                                                            at the Closing
          -------------------------------------------------------------------------------------------------
          Beginning 3 months following Closing              66 2/3% of the Shares acquired by each New
                                                            Stockholder at the Closing shall be deemed
                                                            Restricted Shares.
          -------------------------------------------------------------------------------------------------
          Beginning 6 months following Closing              33 1/3% of the Shares acquired by each New
                                                            Stockholder at the Closing shall be deemed
                                                            Restricted Shares.
          -------------------------------------------------------------------------------------------------
          Beginning 9 months following Closing              No Shares shall be deemed Restricted Shares.
          -------------------------------------------------------------------------------------------------


                                   ARTICLE III
                                   -----------

                               GENERAL PROVISIONS
                               ------------------

     Section 3.1 Specific Enforcement. Because the Shares cannot be readily purchased or sold in the open market, the parties hereby acknowledge and agree that they may be irreparably damaged in the event that this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

     Section 3.2 Legend. All certificates evidencing any of the New Stockholder's Shares subject to this Agreement shall also bear a legend substantially as follows during the term of this Agreement:

          "The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and


                                       2


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     conditions of a certain Stock Restriction and Registration Agreement, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

     Section 3.3 Governing Law; Successors and Assigns. This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and shall be binding upon the heirs, personal successor, executors, administrators, successors and assigns of the parties.

     Section 3.4 Notices. Notices given hereunder shall be deemed to have been duly given (i) on the date of personal delivery or (ii) one business day following delivery by express overnight courier service, to the party being notified at its address set forth herein or such other address as it may subsequently notify the other party in writing.

     Section 3.5 Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by the written consent of the Buyer and by each New Stockholder who is to be bound thereby.

     Section 3.6 Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     Section 3.7 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     Section 3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     Section 3.9 Termination. In the event that the Purchase Agreement is terminated, this Agreement shall terminate and be of no further force or effect.


                                   ARTICLE IV

                                  REGISTRATION
                                  ------------

     Section 4.1 Shelf Registration. The Buyer shall (i) file with the Securities and Exchange Commission (the "SEC") a registration statement for the Shares on Form S-3 (the "Shelf Registration") within 60 days of the date of Closing, (ii) use its best efforts to have such registration statement declared effective with the SEC as soon as practicable, and (iii) use its best


                                       3


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efforts to maintain the effectiveness of the Registration Statement for a period not less than three years from the Closing. Should the Shelf Registration not be declared effective or should its effectiveness lapse for any reason during the period set forth above, the Buyer shall use its best efforts to have the Shares registered on another registration statement as soon as reasonably practicable.

     Section 4.2 Survival of Restrictions. Notwithstanding any registration pursuant to Article IV hereof, the remaining provisions of this Agreement shall survive the registration of the Shares, as set forth herein.

     Section 4.2 Indemnification. The Buyer will indemnify and hold each New Stockholder, and their respective partners, officers, directors and agents and each person, if any, who controls (within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934) the New Stockholder or any of the foregoing, harmless to the maximum extent permitted by law, from and against any loss, claim, liability, damage or expense (including attorneys' fees) resulting from a claim that the Shelf Registration, prospectus or amendment thereof or supplement thereto, which includes Shares to be sold by such New Stockholder, contains a material misstatement or omission, unless such claim is based upon information provided by such New Stockholder; and each such New Stockholder will indemnify and hold harmless the Buyer, its directors, officers and agents and each person, if any, who controls (within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934) the Buyer against any loss, claim, liability, damage or expense (including attorneys' fees) resulting from any such claim relating to information provided by such New Stockholder.

IN WITNESS WHEREOF, the parties have executed this Agreement.


SONIC FOUNDRY, INC.

By:   /s/
   ------------------------------

Title: Chief Executive Officer
1617 Sherman Avenue
Madison, WI 53704




NEW STOCKHOLDERS


   /s/
--------------------------


   /s/
--------------------------


   /s/
--------------------------





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